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                                                                   EXHIBIT 10.52

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of June 1, 2002 by and between MOBILE HOMEOWNERS INSURANCE AGENCIES, INC. a Florida corporation ("Employer"), and P. DANIEL ELDRIDGE ("Employee") for the purposes herein stated.

                             Background of Agreement

         Employee desires to continue in the employ of the Employer, and desires certain protections and benefits; and

         Employee and the Employer deem it to be in their respective best interests to enter into an agreement providing for compensation and benefits for Employee pursuant to the terms stated in this Agreement; and

         The Employer desires to place reasonable restraints upon Employee's ability to compete with the Employer during a specified period immediately following Employee's termination from employment;

         Accordingly, in consideration of the mutual promises and agreements contained herein, the parties hereto agree to the following:

         1. EMPLOYMENT. The Employer agrees to continue Employee in its employ, and Employee agrees to remain in the employ of the Employer, for the Term of this Agreement, subject to Section 6 and below.

         2. DEFINITIONS. The following terms when used herein shall have the meanings given below:

                  (a) "AFFILIATE" means any party controlled by, under the control of, or under common control with, Employer or PCHC.

                  (b) "AGREEMENT AND GENERAL RELEASE" means a general release of claims against the Employer in a form acceptable to the Employer.

                  (c) "BASE COMPENSATION" means the annual base salary of Employee, exclusive of any bonus, insurance, or other fringe benefits and perquisites.

                  (d)      "BOARD" means the Board of Directors of PCHC.

                  (e) "CAUSE" means commission of any of the following listed conduct by Employee: a felony or any crime involving moral turpitude (whether or not related to Employee's employment) or gross negligence, drug or alcohol use which interferes with Employee's job performance, insubordination, willful misconduct, violation of any express directive or regulation established by the Employer from time to time prior to a Hostile Change in Control or Non-Hostile Sale regarding the conduct of its business, misrepresentations by


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Employee related to this Agreement, any violation by Employee of the terms and conditions of this Agreement not cured within ten days after written notice thereof is given by the Employer to Employee, acceptance of employment with another company (other than employment with a Successor or a purchaser of assets from the Employer), and/or performing work for another company, as an employee, consultant or in any other capacity, while still an employee of the Employer and any other act, omission or circumstance which, under applicable law, would result in a termination by the Employer of Employee's employment hereunder to be deemed to be a termination for cause.

                  (f) "COMPETITIVE BUSINESS" means any business or commercial activity in the insurance industry that involves or pertains to a business or commercial activity in which the Employer is engaged or with which the Employer competes or, with respect to the period following Employee's termination of employment, Employer was engaged or with which the Employer competed at the time of or within one (1) year prior to Employee's termination, including but not limited to property and casualty or personal lines insurance business (hereafter collectively "Competitive Business") anywhere within the United States of America (including the District of Columbia, the Commonwealth of Puerto Rico and its possessions and territories), and Canada.

                  (g) "EFFECTIVE DATE" means the date upon which this Agreement becomes effective, as set forth in Section 4 below.

                  (h)      "GOOD REASON" means either of the following:

                           (i)      A change in Employee's position of authority
in a manner that materially reduces the responsibility of Employee's current position, provided, however, the fact that there may be additional executives in the reporting structure above Employee will not be deemed to materially reduce the responsibility of Employee's position.

                           (ii)     A reduction in Employee's Base Compensation.

                  (i) "HOSTILE CHANGE IN CONTROL" mean individuals who are Continuing Directors cease to constitute a majority of the members of the Board ("Continuing Directors" for this purpose being the members of the Board on the date of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by two-thirds of those directors who were Continuing Directors at that time of the election or nomination shall be deemed to be Continuing Director).

                  (j) "NON-HOSTILE SALE" means the closing of the sale of 50% or more of the shares of stock of Employer or 50% or more of its assets in a transaction which does not constitute a Hostile Change in Control.

                  (k) "PCHC" means Philadelphia Consolidated Holding Corp., a Pennsylvania corporation.

                  (l) "SUCCESSORS" means any entity that acquires at least fifty (50%) percent of the shares of outstanding stock, and/or fifty percent (50%) of the assets, of the Employer or PCHC (whether direct or indirect, by purchase, merger, consolidation or otherwise).

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                  (m)      "TERM" shall have the meaning set forth in Section 4
below.

         3.       POSITION AND RESPONSIBILITIES.

                  (a) During the Term of this Agreement, (i) Employee agrees to serve the Employer as President and Chief Executive Officer and (ii) Employee shall report to the chief executive officer of PCHC. This in no way inhibits him from being promoted to another position during the Term of this Agreement, or assigned different duties, consistent with Employee's status and responsibility, which changes are in the sole discretion of the Employer.

                  (b) Throughout the Term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Employer and its Affiliates and to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Employer.

         4. TERM. This Agreement shall be effective on June 1, 2002 (the "Effective Date") and shall expire in the absence of a Hostile Change in Control on the fifth anniversary of such date, unless extended by agreement of Employee and the Employer. In the event of a Hostile Change in Control, this Agreement shall be automatically extended for a period of three years, commencing upon the expiration date set forth in the immediately preceding sentence. Notwithstanding the foregoing, Employee and the Employer agree that the provisions of Section 7 shall remain in effect and enforceable in accordance with its terms following the expiration of this Agreement, except as otherwise provided in such Section
7. The applicable period referred to above is referred to herein as the "Term" of this Agreement.

         5. COMPENSATION AND BENEFITS. During the Term of this Agreement, Employee shall be eligible for the following, in return for all services rendered by Employee to the Employer during the period of employment, subject to the provisions of Section 6, as applicable:

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                  (a)      BASE COMPENSATION. Upon the effective date of this
Agreement, Employee shall receive Base Compensation at the annual rate of One Hundred Ninety Five Thousand Dollars ($195,000), subject to periodic reviews and possible increases in the sole discretion of the Employer. Employee's Base Compensation shall be payable in accordance with the Employer's regular payroll practices in effect from time to time.

                  (b) BENEFITS. Employee shall be entitled to all group health, disability, life insurance and pension benefits as are made available to employees of the Company generally as such benefit programs may be amended from time to time. Benefits due under any Bonus Plan or Stock Option Plan will be paid based upon the Agreements signed specific to those plans.

                  (c) BUSINESS EXPENSES. Employee shall be reimbursed reasonable and necessary expenses related to Employee's employment by the Employer in accordance with, and subject to, the Employer's regular policies from time to time in effect regarding reimbursement of expenses and the documentation required.

         6. TERMINATION OF EMPLOYMENT. The following provisions shall govern in the event that Employee's employment is terminated by the Employer or by Employee during the term of this Agreement, except as provided in Section 8, if applicable:

                  (a) Discharge Without Cause or Resignation for Good Reason. Employee shall receive from the Employer, provided (unless waived by the Employer) Employee executes (without subsequent revocation) a General Release (except that Employee shall not be obligated to do so following a Hostile Change in Control), in the event that Employee either: (A) is discharged without Cause and for reasons unrelated to his disability or death; or (B) resigns from the Employer for Good Reason within twelve (12) weeks of the occurrence of the event upon which Employee relies for claiming that his resignation is for Good Reason:

                           His Base Compensation for the lesser of (A) 36 months
or (B) the remainder of the Terms of this Agreement, but in no event less than 6 months, paid in accordance with the Employer's regular payroll practices then in effect.

                  (b) Discharge With Cause, Resignation Without Good Reason, Discharge in Connection With Disability or Death.

                           (i) Employee shall not be eligible for any payments or benefits for the period subsequent to his separation in any of the following circumstances: (A) he is discharged with Cause; (B) he resigns without Good Reason, or more than twelve
                                    (12) weeks following the occurrence of the event upon which Employee relies for claiming that his resignation was for Good Reason; (C) he is discharged due to his inability or failure to perform satisfactorily the essential functions of his position for six (6) months due to disability; or (D) his death.

                           (ii) Employee shall receive all Base Compensation for work performed and benefits applicable to the period prior to his separation from the Employer (including any earned and not paid bonus for the

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                                    prior year and any Base Compensation and/or
                                    benefits for which he is entitled in
                                    accordance with the Employer's compensation and disability policies, if applicable, then in effect). In the event of his disability or death, Employee shall be eligible, in addition, for any disability or life insurance payments to which he or his estate or beneficiaries may be entitled pursuant to the applicable insurance documents relating to any group disability or life insurance plans in which he participated prior to his separation.

                  (c) Notice of Termination. Any termination by the Employer or by Employee shall be communicated by written Notice of Termination to the other party given in accordance with Section 16 below. Such Notice of Termination shall indicate the specific termination provision(s) in this Agreement relied upon and specify the effective date of the termination if other than the date such Notice of Termination is given (which effective date shall be not more than thirty (30) calendar days thereafter).

         7.       RESTRICTIVE COVENANTS AND CONFIDENTIALITY.

                  (a) During Employee's employment with the Employer and for two (2) years following Employee's separation from the Employer for any reason (whether initiated by the Employer or Employee), Employee shall not directly or indirectly either: (A) with respect to a Competitive Business (defined above), solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer, distributor or supplier, or any potential customer, or supplier of the Employer; or (B) solicit or entice, or attempt to solicit or entice, any of the Employer's employees, consultants, directors or officers to terminate her/his employment with the Employer, or join with any individual who is or was within the prior six (6) months an employee, consultant, director or officer of the Employer, in any direct or indirect capacity, or to hire, or commit to hire, as an employee or consultant any individual who is or was within the prior six (6) months an employee, consultant, officer or director of the Employer.

                  (b) During Employee's employment with the Employer and at all times thereafter, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Employer, any confidential information of the Employer which Employee acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: business, development, marketing, legal and accounting methods, policies, plans, procedures, strategies and techniques; research and development projects and results; trade secrets or other knowledge or processes of or developed by the Employer; names and addresses of employees, suppliers and customers; and any data on or relating to past, present or prospective customers, including customer lists. Employee agrees that such information is confidential and constitutes the exclusive property of the Employer, and Employee agrees that, immediately upon Employee's termination, whether by Employee, or by the Employer, Employee will deliver to the Employer, all correspondence, documents, books, records, lists and other writings relating to the Employer's business, retaining no copies.

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                  (c)      The term "Employer", as used in this Section 7 and in
Section 11, shall include as well all Affiliates of Employer and PCHC.

                  (d) Employee acknowledges and agrees that the provisions of this Section 7 are reasonable with respect to their duration, scope and geographical area. In particular, Employee acknowledges that the geographic scope of the Employer's business makes reasonable the geographic restrictions of this Agreement. Employee agrees that his general executive skills and abilities are applicable outside of the Competitive Business and that he will therefore not be unduly restricted by this Agreement. If, at the time of enforcement of any of the provisions of this Section 7, a court holds that the restrictions therein exceed those allowed by applicable law, then such court will be requested by the Employer, Employee and all other relevant parties to enforce the provisions in this Section 7 to the broadest extent possible under applicable law and this Section 7 shall be deemed to have been so modified.

                  (e) In the event of a breach or threatened breach of the provisions of this Section 7, the Employer shall be entitled to an injunction restraining such breach, but nothing herein shall be construed as prohibiting the Employer from pursuing any other remedy available to them for such breach or threatened breach, including, without limitation, an action at law for damages.

                  (f) Notwithstanding anything to the contrary contained in this Section 7 or any other provisions of the Agreement, Employee shall not be bound by any of the provisions of Section 7(a) following a Hostile Change in Control.

         8. HOSTILE CHANGE IN CONTROL OR NON-HOSTILE SALE. In the event of a Hostile Change in Control or Non-Hostile Sale:

         Section 6 shall apply, except as set forth in Section 8(b) below.

                  Enhanced Severance Package in the Event of Hostile Change in Control or Non-Hostile Sale. In the event that Employee, at any time after a Hostile Change in Control or Non-Hostile Sale, is discharged without Cause and for reasons unrelated to his disability or death, or resigns for Good Reason within twelve (12) weeks of the occurrence of the event upon which Employee relies for claiming that his resignation is for Good Reason:

                  (a) The period specified in Section 6(a)(i) above during which Employee shall receive his Base Compensation shall be increased to 48 months from 36 months.

                  (b) The maximum period during which Employee and his eligible, previously enrolled dependents shall be eligible for Employer-paid group medical and dental insurance shall be increased to 36 months from twelve
(12) months.

         9. INELIGIBILITY FOR PARTICIPATION IN OTHER EMPLOYER SEVERANCE PLANS. In the event that Employee becomes entitled to the severance benefits set forth in Section 6 above, Employee shall be ineligible for (and deemed to have waived his right to receive) payments under any other severance plan, program or arrangement maintained by the Employer.

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         10.      ARBITRATION. Except as set forth in Section 10(f), all
disputes arising under this Agreement or relating to Employee's employment or termination of employment, including but not limited to statutory claims for violation of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act and ERISA as well as state laws governing discrimination shall be exclusively resolved in arbitration in accordance with the following:

                  (a) The Rules for the Resolution of Employment Disputes ("Rules"), then in effect, of the American Arbitration Association ("AAA") shall govern, except that Employee and the Employer may mutually agree to utilize another process for selection of the Arbitrator.

                  (b) The Arbitrator, in cooperation with Employee and the Employer, shall set the date, time and place of the hearing in Philadelphia, Pennsylvania or in such other place as Employer shall determine.

                  (c) The Arbitrator shall have all of the power of a court of competent jurisdiction for hearing the particular claim, including the power to order discovery, as set forth in the AAA's rules, and to grant such remedies as a court would have authority to grant.

                  (d) The decision of the Arbitrator shall be in writing and shall set forth the findings and conclusions upon which the decision is based. It shall be final and binding, and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Section 1 et seq), but may be set aside or modified by a reviewing court in the event of a material error of law.

                  (e) The Employer and Employee shall share the cost of the Arbitrator's fees but each shall bear his or its, as applicable, attorneys' fees, expenses and costs and its respective filing fees charged by the AAA; provided, however, that the Arbitrator shall have the power to award such fees, expenses and costs to the prevailing party in accordance with the law and to require the Employer at the beginning of the proceedings to fully or partially reimburse to employee the filing fee in the event Employee can demonstrate that the amount of the fee is an unreasonable impediment to adjudication of his claims in arbitration.

                  (f) This Section 10 shall not apply to any action by the Employer to enforce Section 7 of this Agreement.

         11. EMPLOYER PROPERTY. All Employer information, including without limitation, data processing reports, analyses, invoices, and/or any other materials or data of any kind furnished to Employee by the Employer or developed by Employee on behalf of the Employer, or at the Employer's direction or for the Employer's use, or otherwise in connection with Employee's employment hereunder, are and shall remain the sole and confidential property of the Employer, except to the extent such information has been publicly disclosed voluntarily by the Employer. If the Employer requests the return of such materials, Employee shall immediately deliver them, retaining no copies.

         12. INCOME TAX WITHHOLDING. The Employer may withhold from any payments made under this Agreement all Federal, State, City or other taxes and withholdings as shall be required pursuant to any law or governmental regulation or ruling.

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         13.      NO RESTRICTIONS ON EMPLOYEE'S EMPLOYMENT BY EMPLOYER. Employee
represents to Employer that: (i) there are no restrictions, agreements or understandings whatsoever to which Employee is a party and no laws or regulations of which he is aware which would or may prevent or make unlawful his employment by the Employer; (ii) his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which he is a party or by which he is bound; and (iii) he is free and able to execute this Agreement and to enter into employment with the Employer.

         14. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding between the Employer and Employee, superceding all others with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties among the parties.

         15. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         16. NOTICES. All notices hereunder shall be sufficient upon receipt for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other documented transmission service to the appropriate address or number as set forth below:

                  (a)      If to the Employee:

                           Mr. P. Daniel Eldridge
                           10106 Chiltern Gardens Drive
                           Orlando, FL 32827

or at such other address as Employee may designate by written notice to the Employer as specified below.

                  (b)      If to the Employer:

                           c/o Philadelphia Consolidated Holding Corp.
                           One Bala Plaza
                           Bala Cynwyd, PA  19004
                           Attention: James J. Maguire, Jr.

or at such other address and to the attention of such other person as the Employer may designate by written notice to Employee as specified above.

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         17.      SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Employee, Employee's heirs and legal representatives, and to the Employer, and its Successors and assigns. PCHC and its Affiliates are third party beneficiaries of this Agreement.

         18. NO ASSIGNMENT BY EMPLOYEE. This Agreement is personal to Employee, and Employee may not assign or delegate any of Employee's rights or obligations hereunder without first obtaining the express written consent of the Employer.

         19. COUNTERPARTS AND PREREQUISITES TO BINDING EFFECT OF AGREEMENT. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         20. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any modification or amendment is sought. A party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of the Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

         21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the choice of law principles thereof.

         22. JURISDICTION AND VENUE. The courts of Montgomery County, Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have exclusive jurisdiction and venue with respect to any action to enforce this Agreement which is not subject to arbitration; provided, however, that this shall not prevent Employer from bringing such action in any other court.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement.

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                                               MOBILE HOMEOWNERS INSURANCE
                                               AGENCIES, INC.

                                               By: /s/ James J. Maguire, Jr.
                                                   ----------------------------
                                                   Title: President and Chief
                                                          Operating Officer

                                               Date of Execution: June 1, 2002
                                                                  -------------

                                               I UNDERSTAND AND AGREE
                                               TO BE BOUND

                                               /s/ P. Daniel Eldridge
                                               --------------------------------
                                               P. Daniel Eldridge

                                               Date of Execution: June 1, 2002
                                                                  -------------

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